Exhibit 10.3

SECOND AMENDMENT TO

CHANGE OF CONTROL EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO CHANGE OF CONTROL EMPLOYMENT AGREEMENT (the “Amendment”) dated as of August 19, 2005 is made by and between SeeBeyond Technology Corporation, a Delaware corporation (together with all successors thereto, the “Company”), and Alex Demetriades (“Executive”), an individual resident of California.

RECITALS

The Company and Executive have entered into a certain Change of Control employment Agreement (the “Agreement”) dated as of February 5, 2005 (the “Agreement Date”).

The Company has entered into a certain Agreement and Plan of Merger, dated as of June 27, 2005, by and among Sun Microsystems, Inc. (“Parent”), the Company, Big Bear Acquisition Corporation and certain other parties (the “Merger Agreement”). The transaction contemplated by the Merger Agreement shall be referred to herein as the “Merger.”

For good valuable consideration, receipt of which is hereby acknowledged by both the Company and Executive, Company and Executive desire to further amend the Agreement as set forth below.

EFFECTIVE DATE OF AMENDMENT

This Amendment is conditioned upon the Closing (as that term is defined in the Merger Agreement) of the Merger. If the Merger is not consummated and the Closing does not occur for any reason, this Amendment shall be null and void.

AMENDMENT

1. Section 3.2(e) shall be replaced in its entirety as set forth below:

Sun Microsystems, Inc. (“Parent”) shall (i) pay Executive, as soon as practicable, but in any event within fifteen (15) days after the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of June 27, 2005, by and among Parent, the Company, Big Bear Acquisition Corporation and certain other parties, a lump-sum cash amount of $21,540.06 (the “COBRA Payment”), which is the equivalent of Parent’s current monthly COBRA premium under its PPO medical, dental and vision plans (the “Plans”), equal to $1,196.67, multiplied by eighteen (18) and (ii) make continuation healthcare coverage available to Executive and his dependents under the Plans, at Executive’s expense, for eighteen (18) months following the Closing, but solely to the extent such coverage is required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). In addition to the COBRA Payment, Parent shall pay Executive an additional lump-sum cash amount of $18,165.12 (the “Gross-Up Payment”), at the same time the COBRA Payment is paid, which amount shall cause the net amount retained by Executive after taking into consideration all federal, state and local income and employment taxes owed with respect to the COBRA Payment and the Gross-Up Payment thereon is equal to the COBRA Payment.

2. The foregoing amendment to the Agreement shall be effective as of the Closing Date. In all other respects the Agreement, as previously amended, is ratified and confirmed.

IN WITNESS WHEREOF, Executive and the Company have executed this Amendment as of the date first above written.

EXECUTIVE

/s/ Alex Demetriades

SEEBEYOND TECHNOLOGY CORPORATION

By:	/s/ Barry J. Plaga
Its:	Senior Vice President and Chief Financial Officer